U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person

Dubois, Jacques
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   (Last)                            (First)              (Middle)

c/o Planet411
440 Rene Levesque West, suite 400
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                                    (Street)

Montreal, Quebec               Canada                                H2Z 1V7
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


Planet411.com Inc.         PFOO
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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year


June and September, 2000
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [  ]  Director                             [  ]  10% Owner
     [X*]  Officer (give title below)           [  ]  Other (specify below)

Vice President, Retailer Recruiting*
*= resigned position in October, 2000
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:
                                                    3.           (Instr. 3, 4 and 5)             Owned at End   Direct    7.
                                      2.            Transaction  -----------------------------   of Issuer's    (D) or    Nature of
1.                                    Transaction   Code                         (A)             Fiscal Year    Indirect  Indirect
Title of Security                     Date          (Instr. 8)       Amount      or     Price    (Instr. 3      (I)       Beneficial
(Instr. 3)                            (mm/dd/yy)    Code     V                   (D)             and 4)         (Instr.4) Ownership
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


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Put or Type Responses)


                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       4.       Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   Trans-   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   action   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     Code     (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  (Instr.  4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     8)       ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
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2000 Option Plan-
Options to          $1.81    06/01/00 A          36,111      3/01/01(1)  3/2/05  Common  36,111  $0.117              D
Purchase                                                                         Stock
Common Stock
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2000 Option Plan-
Options to          $0.687   09/30/00 A          13,889      3/01/01(1)  3/2/05  Common  13,889  $0.117   157,875(2) D
Purchase                                                                         Stock
Common Stock
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
Explanation of Responses:

(1)  Options vest 25% on 3/1/01, 25% on 9/1/01 and 50% on 3/1/02.

(2)  Reflects the forfeiture of 42,125 performance-based options.


           /s/ Jacques Dubois                                  12/15/2000
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     **Signature of Reporting Person                              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.